Exhibit 10.1

TWIN DISC, INCORPORATED

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (the “Agreement”), by and between TWIN DISC, INCORPORATED (the “Company”) and _____________________ (the “Director”) is dated this ___ day of __________, 20___, to memorialize awards of restricted stock under the Twin Disc, Incorporated Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”). Capitalized terms not otherwise defined in this Agreement shall have the definition ascribed to those terms by the Plan.

WHEREAS, the Company has adopted, and the shareholders of the Company have approved, the Plan, pursuant to which non-employee directors of the Company may receive a portion of their annual retainer in the form of restricted stock as of the day of each annual shareholders meeting, and pursuant to which non-employee directors of the Company may elect to receive all or a portion of the annual retainer they would otherwise receive in cash in the form of restricted stock; and

WHEREAS, the Director and the Company wish to memorialize their agreement with respect to awards of restricted stock to the Director under the Plan.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto agree as follows:

1.    Restricted Stock Awards. Subject to the terms of the Plan, a copy of which has been provided to the Director and is incorporated herein by reference, and subject to the terms and conditions and restrictions set forth below, the Company agrees to grant to the Director the following number of shares of the common stock (“Restricted Stock”) of the Company:

a.

The portion of the Director’s annual retainer (exclusive of Board chair or meeting fees) that the Board determines shall be paid in the form of Restricted Stock. The number of shares of Restricted Stock shall be determined by dividing the dollar value of the portion of such annual retainer designated as payable in Restricted Stock by the Fair Market Value per share of Common Stock as of the date of the annual meeting of the Company’s shareholders, and rounding down to the nearest whole share.

b.

The portion of the Director’s annual retainer (exclusive of Board chair or committee fees) that would otherwise be paid in cash that the Director elects to receive in the form of Restricted Stock pursuant to a timely-filed and valid election delivered to the Company pursuant to the terms of the Plan. Any such retainer fee that the Director elects to receive in the form of Restricted Stock in lieu of cash shall be converted to a fixed number of shares of Restricted Stock by dividing the dollar value of the cash that would otherwise have been paid to the Director by the Fair Market Value per share of Common Stock as of the date such payment would have been made, and rounding down to the nearest whole share.

2.    Fair Market Value.  The Fair Market Value per share of Common Stock on the dates shares of Restricted Stock are granted shall be determined pursuant to the terms of the Plan, and shall be communicated to the Director by the Company.

3.    Restrictions on Transferability. Except as otherwise provided in Section 4, the shares granted shall not be subject to sale, assignment, pledge or other transfer or disposition by the Director, except by reason of an exchange or conversion of such shares because of merger, consolidation, reorganization or other corporate action. Any shares into which the granted shares may be converted or for which the granted shares may be exchanged in a merger, consolidation, reorganization or other corporate action shall be subject to the same transferability restrictions as the granted shares.

4.    Lapse of Restrictions on Transferability. The shares of Restricted Stock awarded under the Plan in accordance with Section 1(a) of this Agreement shall become freely transferable as of the date of the annual meeting of the Company’s shareholders that is subsequent to the date the Restricted Stock was awarded if the Director continues to serve on the Board of Directors of the Company up to such meeting, and the shares of Restricted Stock awarded under the Plan in accordance with Section 1(b) of this Agreement shall become freely transferable on the first anniversary of the date that the cash would have otherwise been paid to the Director; provided, however, that all Restricted Stock held by the Director shall become freely transferable upon the death or disability of the Director, as provided in Sections 8.1 and 8.2 of the Plan.

5.     Forfeitability. Notwithstanding Section 4 of this Agreement:

a.	If the Director’s service as a member of the Board ends prior to the date the transfer restrictions lapse;

b.	If the Director is recommended by the Company to be re-elected to the Board and fails to be re-elected by the shareholders of the Company to the Board in that election; or

c.

If the Director is prohibited from serving on the Board by any court of competent jurisdiction or other government authority, or in the discretion of the Board is no longer competent to serve on the Board due to the Director’s violation of state or federal securities law or other rule of the NASDAQ Stock Market (or such other listing standards then applicable to the Company), then any Restricted Stock held by the Director that remains subject to the transfer restrictions set forth in Section 3 shall be immediately forfeited.

6.    Rights of Shareholder. Except for the restrictions on transfer and risk of forfeiture, the Director shall have, with respect to shares of Restricted Stock, all of the rights of a shareholder of Common Stock, including, if applicable, the right to vote the shares and the right to receive any cash or stock dividends. Notwithstanding the foregoing, cash or stock dividends on shares of Restricted Stock shall be automatically deferred, and shall be paid to the Director only if and to the extent the underlying shares of Restricted Stock vest. Cash or stock dividends payable with respect to shares of Restricted Stock that are forfeited shall also be forfeited. Cash or stock dividends payable under this paragraph shall be paid within 30 days after the restrictions on the shares of Restricted Stock to which such dividends relate lapse. Cash dividends shall be paid with an appropriate rate of interest, as determined by the Board.

7.    Section 83(b) Election. The Director acknowledges that: (1) the stock granted pursuant to the Plan and this Agreement is restricted property for purposes of Section 83(b) of the Internal Revenue Code and that the shares granted are subject to a substantial risk of forfeiture as therein defined until the year in which such shares are no longer subject to a substantial risk of forfeiture; and (2) the Director may make an election to include the fair market value of the shares in income in the year of the grant in which case no income is included in the year the shares are no longer subject to a substantial risk of forfeiture. Responsibility for determining whether or not to make such an election and compliance with the necessary requirements is the sole responsibility of the Director.

8.    Restrictions on Transfer. The Director agrees for himself or herself, and his or her heirs, legatees and legal representatives, with respect to all shares granted hereunder (or any securities issued in lieu of or in substitution or exchange therefore) that such shares will not be sold or transferred except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an applicable exemption from registration (such as SEC Rule 144). The Director represents that such shares are being acquired for the Director’s own account and for purposes of investment, and not with a view to, or for sale in connection with, the distribution of such shares, nor with any present intention of distributing such shares.

TWIN DISC, INCORPORATED By: ____________________________________ Its: ____________________________________ DIRECTOR: __________________________________________